Exhibit 99.1

Contact: F. Michael Johnson
Chief Financial Officer
(251) 431-7813

BANCTRUST FINANCIAL GROUP, INC. REPORTS

FIRST QUARTER RESULTS

MOBILE, Ala. (May 6, 2008) - BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported net income of $2.7 million, or $0.16 per diluted share, for the first quarter ended March 31, 2008 compared with net income of $2.5 million, or $0.22 per diluted share, in the first quarter of 2007.

"BancTrust's net income rose 12% to $2.7 million compared with the first quarter of 2007 and benefited from the acquisition of The Peoples BancTrust Company, Inc. in October 2007," stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. "We reported growth in interest revenue and from all major components of non-interest revenue, including a pre-tax gain of $1.1 million on the sale of an interest rate contract acquired as part of the Peoples' transaction. Without the gain on this contract sale, our earnings would have been lower than 2007 due to an increase in our provision for loan losses to $2.9 million compared with $0.8 million in the first quarter of last year. The higher provision was due to credit issues related to the severe downturn in the real estate market primarily in our coastal markets of northwest Florida."

"During the first quarter, our provision into the allowance for loan losses was higher than historical levels because of the high level of non-performing assets and the continuing uncertainty regarding economic conditions in our coastal markets," continued Mr. Lamar. "The near-term outlook for our Gulf Coast markets remains soft; however, our markets in central Alabama are stable and our core Mobile market is very good. We remain focused on working through our credit issues and improving BancTrust's profitability to build long-term shareholder value."

First Quarter Results

The acquisition of Peoples was accounted for under the purchase accounting method as required by United States generally accepted accounting principles. Under this method of accounting, the financial statements of the Company do not reflect results of operations or the financial condition of Peoples prior to October 15, 2007. Additionally, in December of 2007 Peoples' subsidiary bank, The Peoples Bank and Trust Company was merged into BankTrust, the Company's Alabama Bank. The acquisition has made comparison to prior periods less useful as a means of judging the Company's performance in the first quarter of 2008 compared to the comparable period in 2007.

Total interest revenue increased 30.5% to $31.0 million in the first quarter of 2008 compared with $23.8 million in the first quarter of 2007. The increase resulted from a 58.6% increase in our average loan portfolio, primarily due to the Peoples acquisition, partially offset by a 36 basis point decline in the net interest margin to 3.62% at the end of the first quarter 2008. Since the fourth quarter of 2007, our net loans are down 3.4% to $1.6 billion due to a slowdown in our Florida and central Alabama markets and to an increase in other real estate owned.

"We have slowed loan growth in our Florida markets in response to the soft real estate market," continued Mr. Lamar. "We expect to grow loans in our Mobile market during 2008 due to its solid economy and expect loan demand in central Alabama to be consistent with the prior year."

Net interest revenue rose 39.6% to $16.9 million in the first quarter of 2008 compared with $12.1 million in the first quarter of 2007. The increase was due largely to higher average loan balances resulting from the Peoples acquisition, partially offset by a decline in the net interest margin. Approximately 60.0% of our loan portfolio is variable in interest rates, and we expect our margin to improve as interest rates stabilize or increase in the future.

The provision for loan losses rose to $2.9 million in the first quarter of 2008 compared with $786,000 in the first quarter of 2007. The increase was due primarily to an increase in non-performing assets in our Florida markets. At the end of the first quarter 2008, our allowance for loan losses to net loans improved to 1.51% compared with 1.46% at December 31, 2007.

"Our top priority is minimizing further losses in our loan portfolio," continued Mr. Lamar. "We have a special assets committee focused on our Florida markets that meets weekly. In addition, our team of senior credit officers is focused on loan quality throughout our system. We believe that we have identified the existing problems in our loan portfolio and that at this point in time we have adequately reserved for them."

Total non-interest revenue increased significantly to $6.7 million in the first quarter of 2008 compared with $3.0 million in the first quarter of 2007 due primarily to the contribution from the Peoples' acquisition. Trust revenue rose 36.4% to $1.0 million, service charges on deposit accounts more than doubled to $2.8 million and other income, charges and fees were up almost 67% to $1.7 million compared with the first quarter of 2007. As previously noted, non-interest revenue for the first quarter of 2008 included a $1.1 million gain on sale of interest rate floor contract. The contract was sold in the first quarter of 2008 and benefited from market conditions that significantly improved our gain as interest rates fell in response to the Federal Reserve's 200 basis point cut in the Fed Funds rate.

Non-interest expenses increased 55.2% to $16.7 million in the first quarter of 2008 compared with $10.8 million in the prior year first quarter. The increase was due primarily to the addition of Peoples since the first quarter of last year. In addition, we incurred higher costs related to the opening of several new facilities since last year and cost associated with working through problem credits.

"We have made significant progress in integrating the operations of Peoples since the acquisition," noted Mr. Lamar. "We now operate all of our Alabama banks under a single subsidiary and have eliminated approximately $4 million in annual costs as part of the merger process. Our goal is to operate a single bank subsidiary to improve our overall efficiency. We plan to merge our Florida subsidiary bank into the Alabama subsidiary by mid summer 2008 and expect to reduce our non-interest costs by another $2 million on an annualized basis as we realize additional savings from these mergers.

"We signed an agreement in January 2008 to sell three branch offices acquired as part of the Peoples transaction. The branches are located in the Tuscaloosa, Alabama market, and we expect to complete the sale in the second quarter of 2008 pending final regulatory approvals. Our plans are to focus on our growth markets where we have a larger presence," concluded Mr. Lamar.

Income before taxes rose to $3.9 million in the first quarter of 2008 compared with $3.5 million in the first quarter of 2007. Net income for the first quarter of 2008 was $2.7 million compared with net income of $2.5 million in the first quarter of 2007. Net income per share for the first quarter of 2008 was $0.16 on 17.6 million diluted average shares outstanding compared with $0.22 per diluted share in the first quarter of 2007 on 11.4 million diluted average shares outstanding. The Company issued approximately 6.3 million shares of BancTrust Financial Group, Inc. common stock and paid $38 million cash in connection with its October 2007 acquisition of Peoples.

Book value per share increased to $14.32 at March 31, 2008, compared with $12.53 at March 31, 2007. Average shareholders' equity was $249.9 million at March 31, 2008 compared with $139.4 million at March 31, 2007.

On April 23, 2008, BancTrust's Board of Directors declared a second quarter 2008 dividend of $0.13 per share, payable July 1, 2008 to shareholders of record as of June 13, 2008.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a multi-bank holding corporation headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 44 bank offices in the southern two-thirds of Alabama and 10 bank offices in northwest Florida. BancTrust's common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.btfginc.com.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "schedule," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,
	2008	2007

EARNINGS:
Interest revenue	$30,994	$23,750
Interest expense	14,135	11,670

Net interest revenue	16,859	12,080

Provision for loan losses	2,929	786

Trust revenue	1,000	733
Service charges on deposit accounts	2,817	1,213
Securities gains	7	0
Gain on sale of interest rate floor	1,115	0
Other income, charges and fees	1,745	1,045
Total non-interest revenue	6,684	2,991

Salaries, pensions and other employee benefits	8,446	5,779
Net occupancy, furniture and equipment expense	2,991	1,686
Intangible amortization	824	187
Other non-interest expense	4,450	3,115
Total non-interest expense	16,711	10,767
Income before income taxes	3,903	3,518
Income tax expense	1,155	1,067
Net income	$2,748	$2,451

Earnings per share:
Total
Basic	$0.16	$0.22
Diluted	0.16	0.22

Cash dividends declared per share	$0.13	$0.13

Book value per share	$14.32	$12.53

Common shares outstanding	17,526	11,184
Basic average shares outstanding	17,522	11,179
Diluted average shares outstanding	17,649	11,389

STATEMENT OF CONDITION:	03/31/08	12/31/07	03/31/07
Cash and cash equivalents	$121,118	$128,781	$209,131
Securities available for sale	225,775	245,877	115,053
Loans and loans held for sale	1,576,894	1,632,676	1,023,127
Allowance for loan losses	(23,888)	(23,775)	(16,987)
Goodwill	96,543	95,643	41,793
Other intangible assets	12,153	12,978	2,807
Other assets	171,261	147,914	76,350
Total assets	$2,179,856	$2,240,094	$1,451,274

Deposits	$1,767,481	$1,827,927	$1,200,897
Short term borrowings	548	4,198	3,222
FHLB borrowings and long term debt	134,960	137,341	95,521
Other liabilities	25,815	21,108	11,499
Shareholders' equity	251,052	249,520	140,135
Total liabilities and shareholders' equity	$2,179,856	$2,240,094	$1,451,274

	Quarter Ended
	03/31/08	03/31/07
AVERAGE BALANCES:
Total assets	$2,178,918	$1,402,763
Earning assets	1,889,782	1,251,017
Loans	1,605,924	1,012,306
Deposits	1,765,154	1,152,275
Shareholders' equity	249,880	139,441

PERFORMANCE RATIOS:

Return on average assets	0.51%	0.71%
Return on average equity	4.42%	7.13%
Net interest margin (tax equivalent)	3.62%	3.98%
Efficiency ratio	70.43%	70.48%

ASSET QUALITY:

Ratio of non-performing assets to total assets	3.88%	1.24%
Ratio of allowance for loan losses to total loans, net of unearned income	1.51%	1.66%
Net loans charged-off to average loans (annualized)	0.71%	0.05%
Ratio of ending allowance to total non-performing loans	54.85%	101.69%

CAPITAL RATIOS:

Average shareholders' equity to
average total assets	11.47%	9.94%
Dividend payout ratio	81.25%	59.09%

For additional information contact: F. Michael Johnson (251) 431-7813.